Exhibit 99.1

LKQ Corporation Mourns the Death of Board Member, Kevin F. Flynn
Chicago, IL-(August 13, 2013) - LKQ Corporation (NASDAQ: LKQ) announced that Kevin F. Flynn, a member of the LKQ Board of Directors, passed away on August 12, 2013.  Mr. Flynn was instrumental in the initial formation of LKQ, facilitated a number of acquisitions and financings, and served on the Board for more than nine years.
“We are shocked and deeply saddened by the sudden death of our colleague,” said Robert L. Wagman, President and Chief Executive Officer of LKQ.  “Kevin was a valued member of the Board of Directors and he will be sorely missed.”
Joseph Holsten, Chairman of the Board of Directors, added, “Kevin's death is a tragedy for his family and a great loss to our company.  I greatly appreciated his wisdom and counsel on company matters.  Our thoughts and prayers are with his family and friends.”
About LKQ Corporation
LKQ Corporation (www.lkqcorp.com) is the largest nationwide provider of alternative collision replacement parts and a leading provider of recycled engines and transmissions and remanufactured engines, all in connection with the repair of automobiles and other vehicles. LKQ also has operations in the United Kingdom, the Benelux, France, Canada, Mexico and Central America. LKQ operates more than 500 facilities, offering its customers a broad range of replacement systems, components and parts to repair automobiles and light, medium and heavy-duty trucks.

Joseph P. Boutross
LKQ Corporation
Director, Investor Relations
(312) 621-2793
jpboutross@lkqcorp.com